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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Stockholders
INTAC International, Inc.

        We consent to the incorporation by reference in the Registration Statement on Form S-3 File No. 333-116871 and the Registration Statement on Form S-8 File No. 333-115147 of INTAC International, Inc. and in the related Prospectuses of our report dated February 18, 2005 with respect to the consolidated financial statements of INTAC International, Inc. (and subsidiaries), management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of INTAC International, Inc. (and subsidiaries), included in this Annual Report (Form 10-K) for the years ended December 31, 2004 and 2003.

/s/ KBA Group LLP

Dallas, Texas
March 16, 2005

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  EXHIBIT 23.1